UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): July 19, 2005


                               Pipeline Data Inc.


             (Exact name of registrant as specified in its charter)


            DELAWARE                  333-79831                13-3953764

State or other jurisdiction of   (Registration No.)          (IRS Employer
 incorporation or organization                            Identification No.)


             1599 Washington Street, Braintree, Massachusetts 02184
                    (Address of principal executive offices)

                                 (800) 932-5708
                         (Registrant's telephone number,
                              including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Pipeline Data Inc. entered into a merger agreement to acquire Charge.com,Inc. on July 15, 2005. Under the terms of the agreement, Pipeline will purchase Charge.com for $7.5 million in cash, $9.5 million in shares of Pipeline common stock. The common stock issued to the former holders of Charge.com shall have standard piggy-back registration rights, commencing from the expiration of the twelve (12) month lock up provision and $5.5 million in shares of Pipeline common stock shall be afforded certain price protection provisions. One shareholder of Charge.com will be retained by Pipeline Data pursuant to a written employment agreement. One shareholder of Charge.com will be retained by Pipeline Data pursuant to a written consultant agreement.

     Consummation of the Transaction shall be subject to (i) the receipt by Pipeline Data of financing for the consummation of the Transaction (ii) trading obligations and (iii) approval by Pipeline Data shareholders.

     During the period between signing and closing the transaction, the parties have agreed that Pipeline's Alpharetta, GA wholesale processing division, Pipeline Data Processing, will service two-thirds of Charge.com's new merchant applications.

     The information in this report shall not deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

                                    SIGNATURE


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             Pipeline Data Inc,

Dated: July 19, 2005                         By: /s/ MacAllister Smith

                                             ------------------------
                                             MacAllister Smith
                                             Chief Executive Officer